Exhibit 23.1

Consent of Most & Company, LLP, Independent Registered Public Accounting Firm

The Board of Directors
Solar Industries, Inc.:

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated November 29, 2006 relating to the financial statements of Solar Industries, Inc., as of June 30, 2006 and for the period September 16, 2005 (inception) June 30, 2006, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

s/ Most & Company, LLP
Most & Company, LLP,
Independent Registered Public Accounting Firm

New York, NY
January 17, 2007